Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement to Form S-1 of our audit report dated October 13, 2025, with respect to the consolidated balance sheets of Nightfood Holdings, Inc. as of June 30, 2025 and 2024, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended June 30, 2025. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Expert” in such Registration Statement.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

February 9, 2026